Exhibit 99.1

Socket Mobile Media Contact:	Editorial Contacts:
Carol Montalvo	Monica Appelbe or Michelle Homes
Director Marketing Communications	LEWIS PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contacts:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Tom Miller Joins Socket Mobile Board of Directors
Former President of Intermec Brings Expertise in Providing Business Mobility Solutions

NEWARK, Calif., - February 19, 2008 - Socket Communications Inc. (NASDAQ: SCKT), dba Socket Mobile, Inc., an innovative provider of mobile productivity products, today announced that Thomas O. Miller has joined the Socket Mobile Board of Directors. The board now stands at eight members.

"Tom Miller brings Socket Mobile a wealth of expertise in providing solutions for the business mobility market," said Dr. Charlie Bass, Chairman of the Board. "His familiarity with the Company's products through his tenure on the Socket Mobile Technology Advisory Board and his recognized leadership in the automated data collection, wireless and mobile computing industries are invaluable additions to Socket Mobile's Board. In particular, he has a record of successfully implementing systems strategies for mobile applications, which is precisely the Socket Mobile agenda."

Mr. Miller is currently affiliated with Stinsights Inc., an international management consulting company focused on business strategy and market research. Prior to Stinsights, Mr. Miller was a member of the executive team at Intermec Corporation, a leader in the automated data collection, wireless and mobile computing industries, serving as its President in 2004 and 2005. Mr. Miller was Chairman of the Automatic Identification and Mobility Association (AIM) from 2003 to March 2006 and was recognized for his contributions to the industry with induction into the AIDC100 organization in 2004. He is also a member of the board of InfoLogix, Inc., an enterprise mobility automation company serving the healthcare industry. Mr. Miller has been a member of the Socket Mobile Technology Advisory Board for the past two years and is the current Chairman.

About Socket Mobile
Socket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.